EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

EARNINGS AND 2019 DIVIDEND

Eau Claire, Wisconsin (February 15, 2019) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2018 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “Net 2018 consolidated sales decreased from 2017’s levels by $10.3 million or 3.1% to $323.3 million due to a reduction in shipments of $3.5 million (3.6%) at the Housewares/Small Appliance segment and a decrease of $6.8 million (2.9%) in Defense segment volume. The Defense segment’s decrease was primarily due to shipment timing from its backlog. The reduced Housewares/Small Appliance’s volume reflected the ongoing deterioration at retail. Not only were there more store closings, but the precarious financial position of some customers necessitated holding shipments and/or cancelling orders. In addition, a devastating flood at a key supplier precluded the delivery of some holiday merchandise.

Net consolidated earnings decreased by $13.0 million to $39.9 million ($5.70 per share) from 2017’s $53.0 million ($7.58 per share). The largest component of the decrease was the absence of the gain on the 2017 sale of assets of the discontinued Absorbent Product business, which resulted in a comparative drop in 2018 earnings of $9.6 million ($1.37 per share) from 2017’s levels. Operating profit from Continuing Operations declined by $13.8 million or 22.4% due to a variety of factors, which included the volume decreases mentioned above, a $2.5 million loss on the disposal of the Defense Segment’s less lethal business, and the impact of differences in mix and efficiency levels from the prior year. These declines were offset in part by a reduction in the federal corporate income tax rate provided by the 2017 tax reform and increased portfolio earnings, reflecting higher interest rates stemming from the Federal Reserves’ four increases to the federal funds rate during the review year.”

The Board of Directors of National Presto Industries, Inc. announced today the 2019 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $5.00. The 2019 dividend is the most recent in an unbroken history of seventy-five years. The record date for the dividend will be March 1, 2019, and the payment date, March 15, 2019. In addition, the Board confirmed May 21, 2019, as the date of the Company’s 2019 annual meeting of shareholders. The record date for the annual meeting will be March 21, 2019.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.

	YEAR ENDED DECEMBER 31
	2018	2017
Net Sales	$323,317,000	$333,633,000
Net Earnings*	$39,940,000	$52,959,000
Net Earnings Per Share	$5.70	$7.58
Weighted Shares Outstanding	7,005,000	6,989,000

* 2017 net earnings include earnings from the sale of the assets of the Absorbent Products segment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.